Exhibit (k)(5)

EXPENSE SUPPORT AND REIMBURSEMENT AGREEMENT

This Expense Support and Reimbursement Agreement (the “Agreement”) is made this 3rd day of April, 2023, by and between Oxford Park Income Fund, Inc., a Maryland corporation (the “Fund”), and Oxford Park Management, LLC, a Connecticut limited liability company (the “Adviser”).

WHEREAS, the Fund is a closed-end management investment company that is registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Fund has retained the Adviser to furnish investment advisory services to the Fund on the terms and conditions set forth in the investment advisory agreement, dated February 14, 2023, entered between the Fund and the Adviser, as may be amended or restated (the “Investment Advisory Agreement”); and

WHEREAS, the Fund and the Adviser have determined that it is appropriate and in the best interests of the Fund for the Adviser to pay certain expenses of the Fund.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.	Adviser Expense Payments to the Fund

(a)

For the period from April 3, 2023 until such time that the Fund has total assets of $50,000,000 (the “Expense Payment Period”), the Adviser will pay and otherwise be legally responsible for all of the ordinary operating expenses (the “Expenses” and any payment of such Expenses, an “Expense Payment”) incurred by or on behalf of the Fund, subject to the reimbursement set forth in Section 1(b) below. The Fund will pay and otherwise be legally responsible for all Expenses incurred by it or by others on its behalf on and after the Expense Payment Period.

For purposes of this Agreement, the Fund’s “ordinary operating expenses” shall consist of all ordinary expenses of the Fund, including pricing and bookkeeping fees, transfer agent fees, organization and offering expenses, fees and expenses of the Fund’s directors who are not “interested persons” of the Fund or of the Adviser, audit fees, legal fees related to the organization and offering of the Fund (whether incurred by counsel to the Fund or the Adviser), and related costs associated with legal, regulatory compliance and investor relations, but excluding the following: (a) management fees; (b) portfolio transaction and other investment-related costs (including brokerage commissions dealer and underwriter spreads, prime broker fees and expenses, fees and expenses associated with the Fund’s securities lending program, and dividend expenses related to short sales); (c) interest, financing and structuring costs and expenses for borrowings and line(s) of credit, (d) taxes; (e) the Fund’s proportional share of expenses related to co-investments; (f) acquired fund fees and expenses (including fees and expenses associated with a wholly owned subsidiary, if any); (g) expenses of printing and mailing proxy materials to shareholders of the Fund; (h) all other expenses incidental to holding meetings of the Fund’s shareholders, including proxy solicitations therefor; and (i) such non-recurring and/or extraordinary as may arise, including actions, suits or proceedings to which the Fund is or is threatened to be a party and the legal obligation that the Fund may have to indemnify the Fund’s directors and officers with respect thereto.

(b)	Any Expense Payment shall be subject to reimbursement by the Fund to the Adviser for a period commencing on the last business day of the calendar month in which such Expense Payment was made and ending on the third-year anniversary of the last business day of the calendar month in which such Expense Payment was made by the Adviser on the Fund’s behalf. Reimbursement of all or a portion of the Expenses by the Fund to the Adviser (such full or partial reimbursement is referred to herein as the “Expense Reimbursement Amount”) will only be made if, at the time of reimbursement, the amount of all Expenses then incurred by the Fund, together with the Expense Reimbursement Amount does not exceed 1.50% of the Fund’s total assets. In connection with any such reimbursement, the Adviser will deliver a notice to the Fund in the form of Appendix A to this Agreement.

2. Miscellaneous

(a)	The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(b)	This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

(c)	This Agreement shall be construed in accordance with the laws of the State of New York.

(d)	If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(e)	The Fund shall not assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the Adviser.

(f)	This Agreement may be amended in writing by mutual consent of the parties. This Agreement may be executed by the parties on any number of counterparts, delivery of which may occur by facsimile or as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

OXFORD PARK INCOME FUND, INC.

By:	/s/ Jonathan H. Cohen
Name:	Jonathan H. Cohen
Title:	Chief Executive Officer

OXFORD PARK MANAGEMENT, LLC

By:	/s/ Saul B. Rosenthal
Name:	Saul B. Rosenthal
Title:	President

[Signature Page to Expense Support and Reimbursement Agreement]

Appendix A

Form of Notice of Reimbursement

Description of Expenses (Type of expense, date incurred, relevant party(ies), etc.):

Reimbursement Effective Date:

Reimbursement Amount:

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